As filed with the Securities and Exchange Commission on February 23, 2006

Registration No. 333-99337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4288333 (I.R.S. Employer Identification No.)

21650 Oxnard Street Woodland Hills, California (Address Of Principal Executive Offices)	91367 (Zip Code)

Health Net, Inc. 2002 Stock Option Plan

(Full title of the plan)

B. Curtis Westen, Esq.

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street, Woodland Hills, California 91367

(Name and address of agent for service)

(818) 676-6000

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Amendment”) filed by Health Net, Inc., f/k/a Foundation Health Systems, Inc. (the “Company”), deregisters certain shares of the Company’s Common Stock, $.001 par value per share (“Common Stock”), and related rights to purchase Series A Junior Participating Preferred Stock of the Company (“Rights”) (such shares of Common Stock and the related Rights, the “Shares”), that had been registered for issuance under the Health Net, Inc. 2002 Stock Option Plan (the “2002 Plan”) on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2002 (File No. 333-99337) (the “Registration Statement”). On May 12, 2005, stockholders of the Company approved the Health Net, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”), which is an amendment and restatement of the 2002 Plan and the Foundation Health Systems, Inc. 1997 Stock Option Plan (the “1997 Plan”) that integrates the 2002 Plan and the 1997 Plan into a single plan. As a result of the combination of the 2002 Plan and the 1997 Plan effective May 12, 2005, no further awards may be made under the 2002 Plan, and shares of Common Stock (and the related Rights) that would otherwise be available for issuance under the 2002 Plan and that are not subject to outstanding awards thereunder are instead available for awards under the 2005 Plan.

A total of 5,000,000 shares of Common Stock had originally been reserved for issuance under the 2002 Plan and were registered on the Registration Statement. On May 13, 2005, the Company filed Post-Effective Amendment No. 1 to the Registration Statement to deregister 1,978,397 of such shares of Common Stock and the related Rights that had become available for issuance under the 2005 Plan. This Amendment deregisters an additional 260,325 of such shares of Common Stock and the related Rights (the “Additional Deregistered Securities”) that have become available for issuance under the 2005 Plan.

Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee of $536.48 associated with the Additional Deregistered Securities that was paid in connection with the Registration Statement is being offset against the total filing fee due under the registration statement being filed by the Company on the date hereof to register Common Stock and Rights for issuance under the 2005 Plan.

Item 8. Exhibits.

Exhibit

Number	Description

24	Powers of attorney (incorporated by reference to the signature pages of Post-Effective No. 1 to Health Net, Inc.'s Registration Statement on Form S-8 (File No. 333-99337)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, state of California, on this 23rd day of February, 2006.

HEALTH NET, INC.

By:	/s/ B. Curtis Westen Name: B. Curtis Westen Title: Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 23, 2006.

Signature	Title

* Jay M. Gellert	President and Chief Executive Officer (Principal Executive Officer) and Director

* Anthony S. Piszel	Executive Vice President and Chief Financial (Principal Accounting and Financial Officer)

* Theodore F. Craver, Jr.	Director

* Thomas T. Farley	Director

* Gale S. Fitzgerald	Director

* Patrick Foley	Director

* Roger F. Greaves	Director

* Bruce G. Willison	Director

* Frederick C. Yeager	Director

*By:	/s/ B. Curtis Westen
B. Curtis Westen
Attorney-in-Fact

EXHIBIT INDEX

Exhibit

Number	Description

24	Powers of attorney (incorporated by reference to the signature pages of Post-Effective No. 1 to Health Net, Inc.'s Registration Statement on Form S-8 (File No. 333-99337)).